Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
RE/MAX Holdings, Inc.:

We consent to the use of our reports dated February 22, 2019, with respect to the consolidated balance sheets of RE/MAX Holdings, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated February 22, 2019 on the financial statements refers to a change to the revenue recognition accounting principle as a result of the adoption of ASC Topic 606, Revenue Recognition — Revenue from Contracts with Customers.

/s/ KPMG LLP

Denver, Colorado

December 23, 2019